Exhibit 10.5

DRILL RIG DEVELOPMENT AND

MANAGEMENT AGREEMENT

THIS DRILL RIG DEVELOPMENT AND MANAGEMENT AGREEMENT (“Agreement”) is entered into as of April 12, 2005 (“Effective Date”) by and between Verdisys, Inc., a California corporation (“VDYS”) and Advanced Drilling Services, LLC, a Delaware limited liability company (“ADS”), otherwise herein referred to as the “Parties”.

WHEREAS, subject to the terms and conditions of this Agreement, ADS wishes to acquire and own an Abrasive Fluid Jetting Drill Rig (the “AFJ Rig”) built by VDYS and its vendors, the conceptual design of which is attached as Exhibit A, which will be maintained, managed and operated by VDYS;

WHEREAS, ADS plans to fund the development and construction of the AFJ Rig for U.S. $1.2 million and VDYS shall build, maintain and operate the AFJ Rig for the benefit of the Parties subject to the terms and conditions hereunder;

WHEREAS, VDYS is knowledgeable and experienced in the development and operation of drill rigs similar to the AFJ Rig; and

WHEREAS, the purpose of this Agreement is to set forth the responsibilities of the Parties;

THEREFORE, for good and valuable consideration, the Parties agree as follows:

1. Term of Agreement.

1.0 The Parties hereby agree that the term of this Agreement shall terminate on the date that is ten years from the commissioning of the AFJ Rig.

1.2 Effective upon delivery of the Purchase Price, ADS shall hold the title to the AFJ Rig, subject to the rights of VDYS under this Agreement. ADS shall have the right to enter into a written security agreement that would allow a lien to be placed on the AFJ Rig without the written prior consent of VDYS. ADS covenants and agrees that (i) the terms of such security agreement shall not place any material restrictions on the ability of VDYS to perform its obligations under this Agreement or to otherwise utilize or deploy the AFJ Rig, (ii) the AFJ Rig shall not be used by ADS as collateral to support one or more obligations, the principal of which would exceed in the aggregate $1 million, and (iii) ADS shall perform all obligations under any such security agreement (and any loan agreement, note or similar document) and there shall be no default, event of default or breach by ADS under the terms of such security agreement.

1.3 Subject to the rights of VDYS under this Agreement and the VDYS Licensing Agreement with Alberta Energy Holdings (“AEH”), VDYS hereby grants ADS a non-exclusive sub-license to use its patented abrasive fluid jetting drill technology for the purposes of owning and operating the AFJ Rig solely in the event that VDYS for any reason ceases to act as operator of the AFJ Rig under this Agreement. Such sub-license shall be limited to the operation of the specific AFJ Rig funded by this Agreement and shall remain in effect until the date that is 10 years from the Effective Date of this Agreement. As a condition to ADS’ obligations under this Agreement, AEH shall execute the consent to the sub-license by VDYS of the abrasive fluid jetting drill technology to ADS pursuant to this Section 1.3 in the form attached hereto as Exhibit B.

1.4 The Effective Date of the Agreement shall be the date of receipt of the wire transfer funding the consideration set forth in Section 2.1 herein. In the event that the Purchase Price is not funded by ADS on or before April 15, 2005, VDYS may terminate this Agreement.

2. Funding and Building Obligations.

2.1 ADS agrees to pay to VDYS the amount of U.S. $1.2 million (the “Purchase Price”) in cash by wire transfer for the development and construction of the AFJ Rig and VDYS agrees to use commercially reasonable efforts to timely plan, manage and complete the building of the AFJ Rig according to the design and description attached as Exhibit A. The Purchase Price shall be held in a separate account specifically designated as ADS funds advanced for the purchase of one AFJ Rig. VDYS shall disburse amounts from the ADS funds account as needed for the construction of the AFJ Rig provided that not less than 70% of the funds shall be paid from the segregated ADS funds account directly to AFJ Rig suppliers, contractors and service providers related to the construction of the rig.

2.2 ADS agrees to sign and deliver any necessary documents and approvals required to provide VDYS with all legal and financial rights required to build, operate and manage the AFJ Rig under this Agreement.

2.3 VDYS agrees to reimburse to ADS a placement fee of 6% of the Purchase Price and reimburse to ADS unallocated expenses equal to 2% of the Purchase Price amount from the proceeds of the funding to VDYS. Such payment shall occur within 10 business days of payment by ADS of the Purchase Price.

3. Operating Obligations.

3.1 At its’ own expense, VDYS shall be solely responsible for the management, operation, maintenance, repair, overhaul, and upgrade of the AFJ Rig during the term of this Agreement and shall maintain the AFJ Rig in commercially operable condition during the term of this Agreement.

3.2 VDYS shall provide all planning, material procurement, manpower, transportation, marketing & sales support, and operations supervision related to AFJ Rig operation as required for the conduct of commercial operations through the use of in-house labor and contract services.

3.3 VDYS shall prioritize drilling contracts on a commercially reasonable efforts basis to provide priority deployment of the AFJ Rig ahead of other comparable equipment that may be operated by VDYS. In the event that the AFJ Rig is available for use, VDYS will use its commercially reasonable efforts to utilize the AFJ Rig.

3.4 VDYS shall provide an accounting, reporting & cash collection function for the AFJ Rig within 10 business days of the end of each calendar quarter during the term of the Agreement.

3.5 VDYS shall comply with all laws & regulations relating to the development and operation of the AFJ Rig for the term of the Agreement.

3.6 VDYS assumes liability for all risk of loss and damage to the AFJ Rig. VDYS shall carry insurance on the AFJ Rig of such amounts and types of coverage as are customary in the industry and comparable in coverage and amount to policies carried by VDYS covering its other equipment. VDYS shall list ADS as an additional insured under such policies covering the AFJ Rig.

3.7 VDYS shall indemnify, defend and hold ADS harmless from and against any and all liability, judgments, costs, damages, claims or demands, including reasonable attorneys’ fees, arising out of VDYS’ operation and maintenance of the AFJ Rig, including but not limited to any breach by VDYS of its obligations under this Agreement, third party claims and claims for employee liability, except to the extent arising out of the gross negligence or willful misconduct of ADS or any of its affiliates. If any such action or proceeding be brought against ADS, VDYS, upon notice from ADS, shall defend such action or proceeding at its sole expense by counsel reasonably satisfactory to VDYS. ADS shall indemnify and hold VDYS harmless from and against any and all liability, judgments, costs, damages, claims or demands, including reasonable attorney fees arising out of the wrongful acts or omissions of ADS or any breach by ADS of its obligations under this Agreement.

3.8 VDYS shall act at all times as a prudent operator of the AFJ Rig and maintain good oilfield practices.

3.9 VDYS shall adhere to U.S.-based generally accepted accounting practices (“GAAP”) concerning its financial statements (except VDYS is entitled to calculate its obligations to ADS under Article 4 hereof on a cash basis), and shall, to the extent such rules become applicable to VDYS, comply in all material respect with the prevailing stock exchange rules.

3.10 ADS shall agree to remain in good standing under the laws of the State of Delaware and to meet all its financial and legal obligations as they arise to the extent that the failure to remain in good standing or meet such obligations could reasonably be anticipated to impair the ownership or operations of the AFJ Rig. In the event that ADS fails to timely meet such financial or legal obligations within 90 calendar days of when ADS is notified of its failure to meet its obligations, Verdisys shall have the option to purchase and take title to the AFJ Rig for $50,000 in cash and then terminate this Agreement.

3.11 ADS shall agree not to sell, convey, transfer, assign or mortgage (except for liens permitted under Section 1.2) the AFJ Rig to any third party without the prior written consent of VDYS, which consent shall not be unreasonably withheld.

4. Consideration.

4.1 In consideration of this Agreement, ADS shall fund $1.2 million to develop and construct the AFJ Rig and VDYS shall share the revenue generated from the AFJ Rig as follows:

4.1.1 VDYS shall share Gross Revenues generated before Payout on the basis of 20% to ADS and 80% to VDYS;

4.1.2 VDYS shall share Gross Revenues generated after Payout on the basis of 10% to ADS and 90% to VDYS.

4.2 “Payout” shall be defined as the aggregate payments made to ADS by VDYS through quarterly payments hereunder equal to the full amount of U.S. $1.2 million.

4.3 “Gross Revenues” shall be defined as all cash revenues collected by VDYS for any services attributable to the operation of the AFJ Rig, including, but not limited to, the provision of oilfield services for cash or the receipt of cash from sharing of production from joint ventures entered into by VDYS.

5.	Options under the Agreement.

5.1. Upon the completion of the ten-year operating period under this Agreement, and satisfactory performance by the Parties of their obligations under this Agreement, VDYS shall have an option to purchase the AFJ Rig for a price of U.S. $50,000. Upon the closing of the purchase of the AFJ Rig by VDYS under its option to purchase, ADS will provide VDYS with full and complete title to and possession of the AFJ Rig, without any liens, claims, or encumbrances.

5.2 In the event that VDYS builds additional AFJ Rig units, ADS shall have the option to fund the development and construction of said AFJ Rig units under substantially the same terms and conditions as this Agreement (subject to such increases in the direct cost of construction in excess of $1.2 million for such AFJ Rig units as are mutually acceptable to the parties), up to a maximum of four additional AFJ Rig units.

5.3 Execution of such options will be made in writing upon thirty calendar days notice from each Party.

6. Reporting and Cash Distributions, Rights of Audit.

6.1 On or before the 10th day of the beginning of each calendar quarter, VDYS shall make an accounting of operations for the previous calendar quarter and distribute cash based on revenues received in that period as provided in Section 4. At the end of each month, VDYS shall place into a separate account an amount of cash distribution due to ADS for receipts collected by VDYS during that month.

6.2 In the event that any such reporting and/or cash distributions are more than sixty calendar days late, ADS shall have the right to terminate this Agreement and take possession of the AFJ Rig.

6.3 ADS shall have the right to audit VDYS books and records to the limited extent necessary to confirm the obligations of VDYS under this Agreement annually during normal working hours in the month of August on reasonably prior notice by ADS, provided, however, that, in addition to the annual audit, ADS shall also have the right to audit the foregoing books and records of VDYS upon completion or termination of this Agreement.

7. Taxes.

7.1 ADS shall be entitled to take any of the accelerated depreciation and other tax benefits from investing in the AFJ Rig as it is entitled under applicable law.

7.2 Neither VDYS nor ADS shall be responsible for the other Parties’ federal, state or other taxes arising out of monies or other consideration provided between the parties under this Agreement.

8. Scope of Agreement.

8.1 Except as stated herein, all prior or contemporaneous written or oral statement, arrangements, or agreements regarding this Assignment are merged into and superseded by this Assignment.

8.2 None of the covenants or undertakings entered into in this Agreement shall be construed to create any legal relationship as between VDYS and the shareholders or lenders of ADS beyond the scope of this Agreement. This Agreement shall not create a partnership for state law purposes or a partnership under applicable tax laws.

9. Representations and Warranties; Prevailing Law and Jurisdiction.

9.1 Each party represents and warrants to the other that it has full power and authority to enter into and perform its obligations hereunder and this Agreement does not conflict with any articles of organization, bylaws, operating agreement or other governing document binding on such party.

9.2 This Agreement shall be construed and interpreted in accordance with the laws of Delaware. Jurisdiction for any dispute arising out of any term or matter related to this Assignment shall be settled by binding arbitration according to the rules and procedures of the American Arbitration Association and shall be conducted in Houston, Texas.

10. Arms-Length Transaction

10.1 This Assignment is entered into as an arms-length transaction and the parties are independent contractors with respect to each other, and nothing in this Assignment shall create or constitute a joint venture, partnership, agency or any similar relationship between the parties.

11. Confidentiality and Counterparts.

11.1 The execution documents shall be signed in two originals so that each Party may retain an original.

11.2 ADS hereby agrees not to publicly disclose the terms of this Agreement or information pertaining to the technology of the AFJ Rig, except as may be required or compelled by law or legal process and VDYS agrees the same except as such disclosure may be required pursuant to its disclosure obligations as a public company under SEC and Stock Exchange rules.

11.3 ADS agrees to enter into a Non-Compete agreement with VDYS covering the abrasive jetting business and technology to be effective for so long as VDYS operates and maintains the AFJ Rig in full compliance with the terms of this Agreement.

11.4 ADS agrees to comply with applicable laws, rules and rulings of the Securities and Exchange Commission, particularly as they relate to material insider information pertaining to this Agreement.

11.5 The Parties have obtained all the necessary approvals and consents to enter into this Agreement.

12. Notices

12.1 Notices shall be delivered to the following Parties:

VDYS:	ADS:
Verdisys, Inc.	Advanced Drilling Services, LLC
Attn - John O’Keefe	Attn – Eric McAfee
14550 Torrey Chase Blvd,	10600 North De Anza Blvd,
Suite 330	Suite 250
Houston, TX 77014	Cupertino, CA 95014
Ph: 281-453-2888	Ph: 408-873-0500 x. 301
Fx: 281-453-2899	Fx: 408-873-0550

13.	Miscellaneous

13.1 The failure or delay of either Party to enforce any of its rights or remedies under this Agreement shall in no way be construed to be a waiver of such rights or any other rights granted under this Agreement.

13.2 VDYS shall not assign or transfer this Agreement or any rights or obligations provided under this Agreement without the prior written consent of ADS. This Agreement shall be binding upon and inure to the benefit or and be binding upon the successors, assigns and administrators of the Parties.

13.3 The delay or non-performance in whole or in part by a party under this Agreement is not a breach of its obligations under this Agreement to the extent such delay or non-performance is caused by a “Force Majeure Event.” As used in this Agreement, a Force Majeure Event means any war, flood, lightning, earthquake, fire, act of God, terrorist act, action of any court or public authority, strike, or regulatory condition or event, where the delay or failure to perform is beyond the reasonable control of and not the fault of the non-performing party.

13.4 In the event that either party takes any action or initiates any proceeding to enforce its rights under this Agreement, in addition to such other relief as may be granted, the prevailing party in such action or proceeding shall be entitled to recover from the other party all costs and expenses, including reasonable attorneys’ fees, incurred in such action or proceeding.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ADVANCED	DRILLING SERVICES, LLC

/s/ Eric McAfee
Eric McAfee, President & CEO	Date

VERDISYS, INC.

/s/ John O’Keefe
John O’Keefe, EVP & Co-CEO	Date

EXHIBIT A

AFJ Rig Design Specifications

1)	AFJ Rig System Design Drawing #1 as of March 9, 2005:

2)	Major Components & Base Specifications as of March 3, 2005:

Trailer	Single Drop, Steel Frame, Two Axles, 48 foot length with access steps and leveling outriggers

Power	560 HP Cummins Turbo Diesel Engine complete with all accessories to operate on a continuous basis

Hydraulic Pumps	Three Dennison mounted on engine

Hydraulic Tank	100 Gallon capacity with hydraulic cooling fan

Diesel Fuel Tank	50 Gallon capacity

Muffler	Super quiet

Electric Generator	10 KW 120/240 60 Hertz, clean power

Water Pump	Model 4200 Jetstream, 15,000 psi, minimum 20 GPM, hydraulic driven

Abrasive System	15,000 psi, minimum 15 gallon capacity, pneumatic filling system

Major Components & Base Specifications as of March 3, 2005 (continued)

Coil Reel	Capacity for 8,500 feet 1.25 inch diameter tube with level wind

Injector	Minimum of 22,000 Lbs. push/pull rating, rated speed in low 60 meters per minute, rated speed in high 90 meters per minute, injector weight 3000 Lbs., hydraulic chain tension, hydraulic skate pressure, load cell only weight indicator, electric depth counter, with chains for 1.0 to 1.25 inch diameter coil tube

BOP System	3,000 psi in all areas, Texas Oil Tools or Similar manufacturer

Operator Cabin	Harden room for three (3) personnel with AC and Heat with adjustable chair

Computer Display	All functions in control cabin

PLC	Program Logic Controls, where required

Over Ride Controls	Manual

Lighting	Normal and Emergency lighting in all critical areas

Crane	Knuckle Joint type with a minimum of 10,000 Lbs. capacity

Pump	Acid injection with metering system

Jet Hose Reel	Capacity for 0.05 to 1.25 inch diameter and 500 feet length

Well Work Platform	Adjustable with access steps

Storage	Lockable with itemized storage

FAT	Formation Access Tool (FAT) with 25 Ton capacity

Computer, Servos	Fanuc or similar

Jack System	Ball screw, Joy or similar

Rotary Axis	R and M, 123,000 Lb. capacity

Tubing Spider	Weatherford

Manuals	Complete Operating manuals onboard

Training	On location for three (3) personnel

EXHIBIT B

Consent to Sub-License

The undersigned, Alberta Energy Holdings, Inc. (“AEH”), is a party to that certain License Agreement entered into by and between AEH and Verdisys, Inc. (“VDYS”) for Abrasive Fluid Jet Technology dated as of October 27, 2004 (“Licensing Agreement”). The Licensing Agreement which is in full force and effect, including approval by the Verdisys board, has not been amended to date and is hereby incorporated by reference.

VDYS agrees to sub-license the AEH abrasive fluid jet drill technology and AEH hereby consents and agrees to the sub-license of its technology to Advanced Drilling Services, LLC (“ADS”) pursuant to Section 1.3 of the Drill Rig Development and Management Agreement by and between VDYS and ADS (the “Agreement”). In the event that VDYS is removed as operator of the AFJ Rig (as defined in the Agreement) pursuant to the terms of the Agreement, ADS hereby agrees to assume the royalty obligations under the Licensing Agreement, specifically payment of two percent (2%) of gross revenue generated, subject to a minimum of $1,000 per well serviced in the manner specified therein. Should the royalty payments not be timely paid in the manner proscribed in the Licensing Agreement, this Consent to Sub-License the technology will become null and void for non-performance.

VERDISYS, INC.

By:	/s/ J O’Keefe
Name:	J. O’Keefe
Title:	CFO

Date:	4-13-05

ALBERTA ENERGY HOLDINGS, INC.

By:	/s/ Mark McAfee
Name:	Mark McAfee
Title:	President

Date:	4-13-05

ADVANCED DRILLING SERVICES, LLC.

By:	Eric A. McAfee
Name:	Eric A. McAfee
Title:	President

Date:	4-13-05